UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 5, 2015

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amended and Restated Employment Agreement between the Registrant and Anand Vadapalli

On August 5, 2015, Alaska Communications Systems Group, Inc. (the "Company") and Anand Vadapalli entered into an Amended and Restated Employment Agreement (the "Employment Agreement"). The Employment Agreement rescinds and supersedes any prior employment agreement between the Company and Mr. Vadapalli. Set forth below is a brief description of the terms of the Employment Agreement and the amounts payable to Mr. Vadapalli thereunder. This general description is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Term: The Employment Agreement is effective as of August 5, 2015 and remains in effect until June 30, 2018 and it automatically extends for successive one-year periods thereafter, absent notice of termination by either party.

Position and Title: Mr. Vadapalli will continue to serve ACS as the President and Chief Executive Officer ("CEO") of the Company. He shall also continue to serve as a director on the Company’s Board of Directors.

Base Salary: Mr. Vadapalli shall receive an annual base salary of not less than $450,000.

Annual Cash Incentive: Mr. Vadapalli is eligible for a target annual cash incentive payment of not less than his base salary, with the actual amount to be paid each year determined annually by the Compensation and Personnel Committee of the Board ("Committee") based on his achievement of annual performance objectives to be set by the Committee.

Long-Term Incentive and Retention Compensation: Mr. Vadapalli is eligible to receive long-term incentive compensation in the form of time-vested Restricted Share Units, performance-based Performance Share Units or other equity or equity-based awards, or a combination thereof ("Equity") and/or performance-based cash awards other than annual cash incentives. The specific quantity and type of LTAs (as well as the terms and conditions associated with and the grant date schedule for each LTA), shall be determined annually by the Committee within ninety (90) days of the beginning of each performance year. The annual LTAs shall vest only in the amounts and on the terms and schedule approved by the board, including, where applicable, accomplishment of performance objectives set by the board, and shall be subject to the terms of an individual grant award agreement.

Other Benefits: Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan, pension plan, annual automobile allowance and a relocation benefit.

Post-Termination Payments: Upon a termination by the Company without cause or by Mr. Vadapalli for good reason (both "cause" and "good reason" as defined in the Employment Agreement), Mr. Vadapalli is entitled to post-termination benefits as follows: (i) a lump sum cash payment equal to one (1) times his base salary; (ii) one (1) times his target annual cash incentive; (iii) a pro rata cash incentive for the year of termination and any cash incentive earned but not yet paid for a previously completed performance year ; (iv) continued vesting of LTAs made subsequent to the date of the Employment Agreement subject to the satisfaction of applicable performance objectives established under the terms of the award; and (v) payments equal to the amount of COBRA premiums for up to one (1) year. The foregoing benefits are subject to additional terms and conditions set forth in the Employment Agreement.

Changes of Control: If Mr. Vadapalli’s employment is terminated without cause or he resigns for good reason within four (4) months before or two (2) years after a Change in Control event (as defined in the Employment Agreement), the Employment Agreement provides for (i) a lump sum cash payment equal to twice the amount of the base salary component of severance provided in the case of a termination without cause or resignation for good reason; (ii) accelerated vesting of equity awards made in 2011 or after; and (iii) payments equal to the amount of COBRA premiums for up to twenty-four (24) months. The foregoing benefits are subject to additional terms and conditions set forth in the Employment Agreement.

The Employment Agreement also contains a "clawback" provision that generally requires Mr. Vadapalli to return to the Company any cash incentive, bonus payment, equity award or other specified amounts that were based on Company financial results later found to require an accounting restatement under applicable laws.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement between Alaska Communications Systems Group, Inc. and Anand Vadapalli entered into on August 5, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

August 7, 2015	By:	/s/ Leonard Steinberg

Name: Leonard Steinberg
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Alaska Communications Systems Group, Inc. and Anand Vadapalli entered into on August 5, 2015.